10.2
SIGN-ON RESTRICTED UNITS/STOCK OPTIONS
This Grant Document sets forth the terms and conditions of your grant of Restricted Units and Stock Options under the Merrill Lynch & Co., Inc. (“ML&Co.”) Long-Term Incentive Compensation Plan (the “Plan”).
1. The Plan.
This grant is made under the Plan, the terms of which are incorporated into this Grant Document. Capitalized terms used in this Grant Document that are not defined shall have the meanings as used or defined in the Plan, which is included in the Prospectus sent to you with this grant. Merrill Lynch, as used in the Grant Document, shall mean ML&Co., its subsidiaries and its affiliates. References in this Grant Document to any specific Plan provision shall not be construed as limiting that provision or the applicability of any other Plan provision.
2. Grant Conditions.
By accepting this grant, you acknowledge that you understand that the grant is subject to all of the terms and conditions contained in the Plan and in this Grant Document and that you consent to all grant terms and conditions, including without limitation, the covenants set forth in paragraph 4 of this Grant Document (the “Covenants”).
2.1 RESTRICTED UNITS
(a) General. You have been awarded            Restricted Units. A Restricted Unit represents the right to receive a share of ML&Co. Common Stock (“Common Stock”) upon the expiration of the applicable Vesting Period described below. Your Restricted Units do not have voting rights. A holder of a Restricted Unit will be paid cash amounts equal to dividends paid on an equivalent number of shares of Common Stock on the same date that regular dividends are paid on the Common Stock until the Restricted Units are paid in accordance with their terms.
(b) Vesting. Except as described in this paragraph 2.1(b) and in paragraph 3 of this Grant Document, your rights to Restricted Units shall terminate and the Restricted Units will be cancelled if you terminate employment or otherwise violate any of the terms and conditions of your grant prior to the end of the applicable Vesting Period as described below. Restricted Units may not be sold, transferred, assigned, pledged or otherwise encumbered during the applicable Vesting Period. Upon each of December 1, 2008, December 1, 2009, December 1, 2010, December 1, 2011 and December 1, 2012, the Vesting Period applicable to 20% ( ) of the original number of Restricted Units will end and such Restricted Units will vest and shares of Common Stock underlying such Restricted Units will be delivered to you, subject to a reduction of the number of shares to be delivered of an amount of shares necessary to satisfy Merrill Lynch’s applicable tax withholding requirements.
Notwithstanding anything to the contrary in the Plan or herein, in the event your employment is terminated by Merrill Lynch without Cause (as defined in this paragraph 2.1(b)), all unvested Restricted Units will vest 100% and become payable in shares of Common Stock as of the date of such termination (subject to share withholding).

“Cause” shall mean the occurrence of any of (i) your engagement in (A) willful misconduct resulting in material harm to Merrill Lynch or (B) gross negligence, (ii) your conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct or misappropriation of Merrill Lynch assets, or (iii) your willful and continual failure, after written notice from the ML&Co. Board of Directors, to (A) perform substantially your employment duties consistent with your position and authority or (B) follow, consistent with your position, duties and authorities, the lawful mandates of the ML&Co. Board of Directors.
(c) Termination of Your Rights to Restricted Units under Certain Circumstances. If (1) your employment terminates for any reason other than (A) termination by Merrill Lynch without Cause (as defined in paragraph 2.1(b)), (B) death, (C) Career Retirement (as defined in paragraph 3) or (D) Disability (as defined in paragraph 3), or (2) you violate any of the Covenants, then your right to the Restricted Units that remain unvested prior to your date of termination or the date of the violation of the Covenants shall terminate and the Restricted Units will be cancelled and shares will not be delivered to you.
(d) Delivery — Merrill Lynch Account Designation.
(iii) Once your Restricted Units have vested in accordance with the terms of this Grant Document, you will be entitled to have those shares delivered, as soon as practicable, to a Merrill Lynch account.
(iv) As a participant in the Plan, you must designate a Merrill Lynch account into which shares of Common Stock will be deposited when they are released to you. This account cannot be a Trust Account, Individual Retirement Account or other tax-deferred account. You may use a joint account if you are the primary owner of the account. Account designations can be made on the Payroll Self Service Web Site at http://hr.worldnet.ml.com/edf2. (From the HR Intranet homepage, click on Payroll Self Service.) If you do not designate an account, Merrill Lynch will transfer shares to Wells Fargo, Merrill Lynch’s transfer agent, to be held on your behalf.
2.2 STOCK OPTIONS
(c) General. You have been awarded            Nonqualified Stock Options (the “Stock Options”). Each Stock Option entitles you to purchase one share of Common Stock at the exercise price described below when the stock option becomes vested and exercisable, subject to your continued employment with Merrill Lynch (except as otherwise provided in paragraph 2.2 and/or paragraph 3) as described below.
(d) Vesting/Exercisability. Your Stock Options vest and become exercisable as follows:
(1)(A) On December 1, 2008, one-sixth (    ) of such Stock Options shall vest and become exercisable; and (B) On December 1, 2009, one-sixth (    ) of such Stock Options shall vest and become exercisable (collectively, “Tranche 1”);
(2) An additional one-third (    ) Stock Options (“Tranche 2”) shall vest and become exercisable if the average of the closing Common Stock prices over any period of 15 consecutive trading days (subsequent to the date of grant) is at least equal to the sum of Start Date Price (as defined below in paragraph 2.2(c)) plus $20 (“First Price Target”); and

(3) An additional one-third (    ) of such Stock Options (“Tranche 3”) shall vest and become exercisable if the average of the closing Common Stock prices over any period of 15 consecutive trading days (subsequent to the date of grant) is at least equal to the sum of the Start Date Price (as defined below in paragraph 2.2(c)) plus $40 (“Second Price Target”).
Notwithstanding the foregoing, no such Stock Options shall be exercisable, whether or not vested, prior to December 1, 2009, provided that such restriction shall not apply if your employment is terminated by Merrill Lynch without Cause (as defined in 2.1(b) above) or due to death or Disability (as defined in paragraph 3).
Notwithstanding anything to the contrary in the Plan or herein, in the event that your employment is terminated by Merrill Lynch without Cause (as defined in 2.1(b) above), all unvested Stock Options shall vest and become exercisable as of the date of such termination.
Once vested and exercisable, options remain exercisable until the expiration date of the award on December 1, 2017, provided you remain employed by Merrill Lynch (except as specified in this paragraph 2.2(b) and/or paragraph 3), and have complied with the terms and conditions of the grant and the Covenants.
(e) Exercise Price. The exercise price of Stock Options is the price at which you have the right to purchase a share of the Common Stock regardless of the market value at the time of exercise. The exercise price is reflected on the Certificate of Grant (such price, the “Start Date Price”). Your option exercise choices are described on the Human Resources section of the Merrill Lynch WorldNet at https://myportal-ltm.worldnet.ml.com/?id=6651_54016_54336_54458_54479.
(f) How to Exercise Stock Options. You may exercise Stock Options through the Retirement Services Group. You must open a Limited Individual Investor Account (LIIA) to exercise. You may submit exercise requests virtually 24 hours a day, seven days a week through the Interactive Voice Response Service (IVR) at 1-877-637-6767. Alternatively, participant service representatives are available to help you from at least 8:00 a.m. to 7:00 p.m. Eastern Time, on any day the New York Stock Exchange is open. Outside of the United States, you can call 609-818-8885 collect to speak to a participant service representative from 8 a.m. to Midnight Eastern Time on any day the New York Stock Exchange is open. You may also exercise your Stock Options by visiting the Benefits On Line Web-site at https://www.benefits.ml.com.
If you are a restricted person, you will be required to pre-clear any sale of Merrill Lynch equity securities and you will be prohibited from exercising your Stock Options within a blackout period. This may affect your ability to exercise stock options just prior to the expiration date. If you have questions regarding your status as a restricted person and the applicable blackout period, please contact the Corporate Secretary’s office.
(g) Transferability. Stock Options may not be assigned, pledged or otherwise transferred in whole or in part except as noted below or, in the event of death, to a beneficiary designated on the Designation of Beneficiary Form. A beneficiary may include a charity or trust. All or a portion of the Stock Options awarded herein may be transferred at any time after the grant date to children and grandchildren and to trusts for their benefit. Please contact your tax or financial advisor for advice on transferring Stock Options.

(f) Termination of Your Rights to Stock Options under Certain Circumstances. If (1) your employment terminates for any reason other than (A) termination by Merrill Lynch without Cause (as defined in paragraph 2.1(b)), (B) death, (C) Career Retirement (as defined in paragraph 3) or (D) Disability (as defined in paragraph 3) or (2) you violate any of the Covenants, then your right to the Stock Options that remain unvested prior to your date of termination or the date of the violation of the Covenants shall terminate and such Stock Options will be cancelled.
3. Effect of Termination of Employment.
In the case of termination of employment, if your termination occurs in connection with the limited circumstances outlined below, your grant of Restricted Units will continue to vest and your unvested Stock Options will continue to vest and become and be exercisable notwithstanding termination, provided that you continue to satisfy the conditions described below.
(a) Death. If your death occurs prior to the end of the applicable Vesting Period for your Restricted Units, any unvested Restricted Units will vest immediately and shares (net of any withholding requirements) will be delivered to your designated beneficiary or estate as soon as possible. Upon your death, any unvested Stock Options will vest and become immediately exercisable and may be exercised by your designated beneficiary or estate until December 1, 2017.
(b) Disability or Career Retirement. If your employment is terminated as a result of Disability or if you qualify for Career Retirement, your unvested Restricted Units will continue to vest and your Stock Options will continue to vest and to be and become exercisable notwithstanding your termination, in each case, on the schedule described in paragraphs 2.1(b) and 2.2(b), provided that (1) you do not compete with, or recruit employees from, Merrill Lynch and provide Merrill Lynch with a certification upon your termination and at least annually thereafter (the “Annual Certification”) that you are not engaged in or employed by a business which is in competition with Merrill Lynch and have not solicited or recruited employees from, Merrill Lynch and (2) you do not violate the Covenants. If you compete with the business of, or recruit employees from Merrill Lynch, or fail to return the Annual Certification or certification at exit to Merrill Lynch, or violate the Covenants during the applicable Vesting Period for your Restricted Units or the exercisabilty period for your Stock Options, your rights to your unvested Restricted Units and unvested and unexercised Stock Options will terminate and such Restricted Units and Stock Options will be cancelled.
(e) Termination of Employment for Other Reasons. In the event your employment is terminated for any other reason than those specified in paragraphs 2.1(b), 2.2(b), 3(a) or 3(b) above, your rights to your unvested Restricted Units and unvested Stock Options (or vested Stock Options that remain unexercised for 90 days following termination of employment) shall terminate and such Restricted Units and unvested and unexercised Stock Options will be cancelled.
(f) Definitions:
To be eligible for “Career Retirement” treatment, you must fulfill the following requirements:
•	No determination shall have been made that there was a Disqualification (as defined below) from Career Retirement treatment; and

•     You must have completed at least 5 years of service with Merrill Lynch; and
•     Your age and service combined and computed as full years and completed months must total at least 60; or
•     At the request of Merrill Lynch, you become an employee (upon termination with Merrill Lynch) of a non-consolidated joint venture of Merrill Lynch, a spin-off or a new joint venture company in which Merrill Lynch has made a substantial investment and that is expressly approved for Career Retirement treatment by the Head of Leadership and Talent Management, or his or her functional successor.
•     You will not be eligible for Career Retirement or Disability (and your unvested Restricted Units and unvested and unexercised Stock Options will be cancelled) if: (1) following your termination, you engage in any business that is in competition with the business of Merrill Lynch, (2) prior to or following your termination you solicit or recruit any Merrill Lynch employees, (3) you fail to certify at termination that you are in compliance with conditions 1 and 2 above or fail to sign and return the Annual Certification, or (4) prior to or following your termination, you violate any of the Covenants.
“Disability” shall mean a physical or mental condition that, in the opinion of the Head of Leadership and Talent Management of Merrill Lynch (or his or her functional successor), renders you incapable of engaging in any employment or occupation for which you are suited by reason of education or training.
“Disqualification” shall mean a determination by a committee appointed by the Head of Leadership and Talent Management of Merrill Lynch or his or her functional successor, that in its sole, absolute, and un-reviewable discretion: (i) at the time of the termination of your employment, you had committed: a) any violation of Merrill Lynch’s rules, regulations, policies, practices and/or procedures; b) any violation of the laws, rules or regulations of any governmental entity or regulatory or self-regulatory organization, applicable to Merrill Lynch; or c) criminal, illegal, dishonest, immoral, or unethical conduct reasonably related to your employment; and (ii) as a result of such conduct, it is appropriate to disqualify you from Career Retirement treatment with respect to the Restricted Units and Stock Options covered by this Grant Document.
4. Covenants.
(a) Notice Period. You agree that, for the remainder of your employment, you shall provide ML&Co. with at least six months advance written notice (the “Notice Period”) prior to the termination of your employment. During this Notice Period, you shall remain employed by Merrill Lynch (and receive base salary and certain benefits, but will not receive any payments or distributions or accrue any rights to a bonus or any payments or distributions under the Variable Incentive Compensation Program, pro-rata or otherwise) and shall not commence employment with any other employer. You further agree that during the Notice Period, you shall not directly or indirectly induce or solicit any client of Merrill Lynch to terminate or modify its relationship with Merrill Lynch.
(b) Employment by a Competitor. You agree that, during the period beginning on the date of the termination of your employment and ending on the date of vesting of 100% of your

Restricted Units, or, if later, the date on which 100% of your Stock Options become fully exercisable, you will not, without prior written consent from ML&Co., engage in any employment, accept or maintain any directorship or other position, own an interest in, or, as principal, agent, employee, consultant or otherwise, provide any services to anyone, whether or not for compensation, in any business that is engaged in competition with the business of ML&Co. or its affiliates (a “Competitive Business”).
(c) Non-Solicitation. You agree that you will not directly or indirectly solicit for employment any person who is or was an employee of ML&Co. or any of its affiliates at any time during the six-month period immediately preceding the date of such solicitation.
(d) No Hire. You agree that during a period of six months following your termination, you will not hire or otherwise engage, directly or indirectly (including, without limitation, through an entity with which you are associated), as an employee or independent contractor, any person who is or was an employee of ML&Co. or any of its affiliates and who, as of the date of your termination of employment, had the title First Vice President or Managing Director or higher and reported directly to the Executive or to the Chief Executive Officer or President of ML&Co. (“Executive, CEO or President Direct Reports”) or any person with the title First Vice President or Managing Director or higher who, at the time of your termination, reported directly to the Executive, CEO or President Direct Reports, provided, however, that the hiring of any person whose employment was involuntarily terminated by ML&Co. or any of its affiliates shall not be a violation of this covenant.
(e) Non-Disparagement. You agree that you will not disparage, portray in a negative light, or make any statement which would be harmful to, or lead to unfavorable publicity for, ML&Co. or any of its affiliates, or any of its or their current or former directors, officers or employees, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials and materials or information displayed on internet- or intranet-related sites; provided however, that this Grant Document will not apply to the extent you are making truthful statements required by law or by order of a court or other legal body having jurisdiction or when responding to any inquiry from any governmental agency or regulatory or self-regulatory organization.
(f) Confidential Information. You agree that following any termination of employment, you will not without prior written consent or as otherwise required by law, disclose or publish (directly or indirectly) any Confidential Information (as defined below) to any person or copy, transmit or remove or attempt to use, copy, transmit or remove any Confidential Information for any purpose. “Confidential Information” means any information concerning ML&Co. or any of its affiliates’ business or affairs which is not generally known to the public and includes, but is not limited to, any file, document, book, account, list, process, patent, specification, drawing, design, computer program or file, computer disk, method of operation, recommendation, report, plan, survey, data, manual, strategy, financial data, client information or data, or contract which comes to your knowledge in the course of your employment or which is generated by you in the course of performing your obligations whether alone or with others.
(g) Confidentiality. You also agree that in the event your employment is terminated you will not disclose the circumstances of your termination to any other party, except that you may make such disclosure: on a confidential basis to your tax, financial or legal advisors, your immediate family members, or any prospective employer or business partner, provided that, in each case, such third party agrees to keep such circumstances confidential.
(h) Cooperation. You agree to (i) provide truthful and reasonable cooperation, including but not limited to your appearance at interviews and depositions, in all legal matters, including but not limited to regulatory and litigation proceedings relating to your employment or area of responsibility at Merrill Lynch or its affiliates, whether or not such matters have already been commenced and through the conclusion of such matters or proceedings, and (ii) to provide Merrill Lynch’s counsel all documents in your possession or control relating to such regulatory or litigation matters.
(i) Injunctive Relief. Without limiting any remedies available, you acknowledge and agree that a breach of the Covenants contained in subparagraphs (a) — (d), (f) and (g) of this paragraph 4 will result in material and irreparable injury to Merrill Lynch and its affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely. Therefore, you agree that, in the event of such a breach or threat thereof, Merrill Lynch shall be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining him or her from engaging in activities prohibited by subparagraphs (a) — (d), (f) and (g) of this paragraph 4 or such other relief as may be required specifically to enforce any of the covenants in subparagraphs (a) — (d), (f) and (g) of this paragraph 4, provided however, that Merrill Lynch shall be entitled to seek injunctive relief for violations of subparagraph (c) of this paragraph 4 only during the period beginning on the date of your termination of employment and ending on the first anniversary of that date.
5. Effect of a Change in Control of ML&Co.
Notwithstanding Article VIII of the Plan, the treatment of the Restricted Units and Nonqualified Stock Options shall be as follows:
(a) On Restricted Units
In the event of a Change in Control of ML&Co. (as defined in the Plan): (1) two-thirds of any then unvested Restricted Units shall vest and become payable and (2) (A) one sixth of any then unvested Restricted Units shall vest and be payable if the price per share of the Common Stock paid in the Change in Control is equal to or greater than the First Price Target (as defined in paragraph 2.2(b)), and (B) one sixth of any then unvested Restricted Units shall vest and be payable if the price per share of the Common Stock paid in the Change in Control is equal to or greater than the Second Price Target (as defined in paragraph 2.2(b)).
(b) On Stock Options
In the event of a Change in Control of ML&Co. (as defined in the Plan ): (1) 100% of the any unvested Tranche 1 Stock Options (as defined in paragraph 2.2(b) above) shall vest and become exercisable; (2) 100% of any unvested Tranche 2 Stock Options (as defined in paragraph 2.2(b) above) shall vest and become exercisable if the price per share of the Common Stock paid in the Change in Control is equal to or greater than the First Price Target (as defined in paragraph 2.2(b) above), and (3) 100% of any unvested Tranche 3 Stock Options (as defined in paragraph 2.2(b) above) shall vest and become exercisable if the price per share of the Common Stock paid in the Change in Control is equal to or greater than the Second Price Target (as defined in paragraph 2.2(b) above).